Exhibit 99.1

C4 Therapeutics Reports Third Quarter 2023 Financial Results and Recent Business Highlights
Portfolio Decision to Prioritize Ongoing Phase 1/2 Trials of CFT7455, an IKZF1/3 Degrader, and CFT1946, a BRAF V600 Degrader
CFT8634, a BRD9 Degrader, Will Not Advance in Synovial Sarcoma and SMARCB-1 Null Tumors Due to Insufficient Single Agent Efficacy, Despite High Levels of BRD9 Degradation
CFT7455 Phase 1 Dose Escalation Continues to Progress in Combination with Dexamethasone in Relapsed/Refractory Multiple Myeloma and as a Monotherapy in Non-Hodgkin’s Lymphoma; Completed Monotherapy Arm in Relapsed/Refractory Multiple Myeloma to be Presented at a Company-Sponsored Virtual Event on December 12, 2023
Cash, Cash Equivalents and Marketable Securities Total $246.4 million as of September 30, 2023; Expected to Provide Runway into 2H 2025
WATERTOWN, Mass., Nov. 01, 2023 (GLOBE NEWSWIRE) -- C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a clinical-stage biopharmaceutical company dedicated to advancing targeted protein degradation science to develop a new generation of small-molecule medicines and transform how disease is treated, today reported financial results for the third quarter ended September 30, 2023, as well as recent business highlights.
“Our team has progressed three clinical trials this year and generated the necessary information to enable data-based portfolio decisions, which include prioritizing the ongoing Phase 1/2 trials of CFT7455 and CFT1946,” said Andrew Hirsch, president and chief executive officer of C4 Therapeutics. “The CFT8634 Phase 1 dose escalation data demonstrated our ability to safely degrade a previously undruggable target, further validating our platform to design BiDAC degraders with desirable drug-like properties. Unfortunately, high levels of BRD9 degradation did not result in sufficient efficacy for highly refractory patients with synovial sarcoma and SMARCB1-null solid tumors treated with CFT8634 as a single agent; thus, the development strategy to seek registration of CFT8634 in these rare tumors is not viable for C4T. On behalf of our entire team, I would like to express my sincere thanks to all patients and their caregivers as well as clinicians involved in the CFT8634 trial.”
THIRD QUARTER 2023 AND RECENT ACHIEVEMENTS
CFT7455: CFT7455 is an oral degrader of IKZF1/3 for the potential treatment of relapsed refractory multiple myeloma (R/R MM) and relapsed refractory non-Hodgkin’s lymphomas (R/R NHL).
•Progressed the Phase 1/2 Clinical Trial. In October 2023, C4T announced completion of the Phase 1 dose escalation for CFT7455 as a monotherapy in R/R MM using a 14 days on/14 days off dosing schedule. Twenty-two patients were enrolled across five dose escalation cohorts for this portion of the study. The Phase 1 dose escalation evaluating CFT7455 in combination with dexamethasone in R/R MM and as a monotherapy in R/R NHL continues to progress.
CFT8634: CFT8634 is an oral degrader of BRD9 for the potential treatment of synovial sarcoma and SMARCB1-null solid tumors.
•Presented Phase 1 Dose Escalation at Connective Tissue Oncology Society (CTOS) Annual Meeting. In the Phase 1 dose escalation trial, CFT8634 was dosed orally starting at 2 mg daily and escalating to 50 mg daily. At the time of the data cutoff on August 29, 2023, 32 patients were enrolled (23 synovial sarcoma and nine SMARCB1-null tumor) and 84% of these patients had more than three prior treatments. All patients were evaluated for safety, the primary endpoint.

The median duration of treatment across all cohorts was 1.8 months (range of 0-11 months). CFT8634 was generally well-tolerated. As of the cutoff date, the majority of adverse events (AEs) reported were considered mild to moderate in severity. The most common treatment-related AEs were (in decreasing frequency) fatigue, dry mouth, neutropenia, dysgeusia and anemia.
Dose proportional increases in plasma exposure were achieved and maintained after single and repeat oral administration, respectively. The calculated half-life is 10 to14 hours after oral administration. Additionally, high levels of BRD9 degradation in tumor tissue obtained at day 15 were noted across all dose levels studied.
At the time of data cutoff, eight patients had stable disease (RECIST 1.1) as best responses at eight weeks. One patient (SMARCB1-null tumor) treated at the 15mg dose had a partial response.
•Portfolio Decision Not to Advance CFT8634 Beyond Phase 1 Dose Escalation. C4T has made the portfolio decision not to advance CFT8634 clinical development beyond the Phase 1 trial. In the dose escalation trial, high levels of BRD9 degradation did not result in sufficient efficacy in heavily pre-treated synovial sarcoma and SMARCB1-null solid tumor patients treated with CFT8634 as a single agent. No additional patients will be enrolled in the CFT8634 Phase 1 trial and wind down activities are expected to be complete by the end of Q1 2024.
CFT1946: CFT1946 is an oral degrader targeting BRAF V600 mutations for the potential treatment of solid tumors including non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and melanoma.
•Progressed the Phase 1/2 Clinical Trial. The dose escalation portion of the CFT1946 Phase 1/2 clinical trial continues in solid tumors with BRAF V600 mutations, including NSCLC, CRC and melanoma.
Advanced Translational Work with CFT1946 in Preclinical CRC Models. Ongoing translational work in preclinical CRC models encoding BRAF V600X mutations has shown promising single agent CFT1946 anti-tumor effects.
CFT8919: CFT8919 is an oral degrader designed to be potent and selective against EGFR L858R mutations for the potential treatment of non-small cell lung cancer (NSCLC).
•Clinical Trial Application (CTA) Accepted for Review by China National Medical Products Administration (NMPA). Betta Pharmaceuticals announced that their CTA submission for CFT8919 has been accepted for review by China NMPA.
COLLABORATION AND RESEARCH UPDATES
•Presented at the 6th Annual Targeted Protein Degradation (TPD) Summit. In October 2023, C4T delivered a presentation at the TPD Summit that highlighted the evolution of the TORPEDO® platform to include chemoproteomic approaches to identify covalent ligands to both novel targets and E3 ligases.

•Betta Pharmaceuticals Stock Purchase Agreement. While both C4T and Betta Pharmaceuticals have met all closing conditions under the Betta Pharmaceuticals Stock Purchase Agreement, including Overseas Direct Investment (ODI) approval, Betta Pharmaceuticals has not fulfilled their obligation to fund the $25 million equity purchase for reasons Betta Pharmaceuticals has attributed to their own business circumstances. C4T and Betta Pharmaceuticals continue to collaborate on the development of CFT8919 under the separate License and Collaboration Agreement.
CORPORATE UPDATES
•In September 2023, C4T appointed Kendra Adams as chief financial officer. Ms. Adams has more than twenty-five years of experience in financial, operational and strategic planning.
UPCOMING DATA PRESENTATION
•CFT7455: Present data from the Phase 1 dose escalation portion of the ongoing Phase 1/2 clinical trial focusing on CFT7455 as a monotherapy in R/R MM on December 12 at 4:30 PM ET at a virtual company-sponsored event.
UPCOMING INVESTOR EVENTS
•November 8, 2023: Management will participate in the virtual BMO Biopharma Spotlight Series Oncology Day.
•November 14, 2023 at 3:00 PM ET: Management will participate in a fireside chat at the Stifel 2023 Conference taking place in New York, NY.
THIRD QUARTER 2023 FINANCIAL RESULTS
Revenue: Total revenue for the third quarter of 2023 was $11.1 million, compared to $6.8 million for the third quarter of 2022. The increase in revenue was primarily due to the completion of research activities on a nominated target under the Roche Agreement. Total revenue for the third quarter of 2023 reflects revenue recognized under collaboration agreements with Roche and Biogen, and total revenue recognized in the third quarter of 2022 reflects revenue recognized under collaborations agreements with Roche, Biogen and Calico.
Research and Development (R&D) Expense: R&D expense for the third quarter of 2023 was $28.3 million, compared to $29.7 million for the third quarter of 2022. The reduction in R&D expense was due to a decrease in preclinical expenses as programs progressed through the clinic.
General and Administrative (G&A) Expense: G&A expense for the third quarter of 2023 was $10.5 million, compared to $9.6 million for the third quarter of 2022. The increase in G&A expense was attributable to stock compensation expense.
Net Loss and Net Loss per Share: Net loss for the third quarter of 2023 was $27.0 million, compared to $32.0 million for the third quarter of 2022. Net loss per share for the third quarter of 2023 was $0.55 compared to $0.65 for the third quarter of 2022.
Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of September 30, 2023, were $246.4 million, compared to $337.1 million as of December 31, 2022. The decrease in cash was attributable to ongoing operating expenses as well as the early payment of the outstanding principal balance of the term loan held with Perceptive Advisors of $12.5 million. C4T expects that its cash, cash equivalents and marketable securities as of September 30, 2023, will be sufficient to fund planned operating expenses and capital expenditures into the second half of 2025.
About C4 Therapeutics
C4 Therapeutics (C4T) (Nasdaq: CCCC) is a clinical-stage biopharmaceutical company dedicated to delivering on the promise of targeted protein degradation science to create a new generation of medicines that transforms patients’ lives. C4T is leveraging its TORPEDO® platform to efficiently design and optimize small-molecule medicines that harness the body’s natural protein recycling system to rapidly degrade disease-causing proteins, offering the potential to overcome drug resistance, drug undruggable targets and improve patient outcomes. C4T is advancing multiple targeted oncology programs to the clinic and expanding its research platform to deliver the next wave of medicines for difficult-to-treat diseases. For more information, please visit www.c4therapeutics.com.
Forward-Looking Statements
This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO® platform in the development of novel, selective, orally bioavailable BiDAC™ and MonoDAC™ degraders; the potential timing, design and advancement of our preclinical studies and clinical trials, including the potential timing for and receipt of regulatory authorization related to clinical trials and other clinical development activities including clinical trial commencement; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; regulatory developments in the United States and foreign countries; and our ability to fund our future operations. Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Condensed Consolidated Balance Sheet Data
(in thousands)

	September 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$246,426	$337,115
Total assets	333,013	430,840
Deferred revenue	28,047	33,513
Long-term debt-related party	—	11,482
Total stockholders' equity	216,024	289,234

 Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue from collaboration agreements	$11,072	$6,754	$17,495	$28,242
Operating expenses:
Research and development	28,347	29,663	87,315	87,189
General and administrative	10,533	9,579	31,784	32,294
Total operating expenses	38,880	39,242	119,099	119,483
Loss from operations	(27,808)	(32,488)	(101,604)	(91,241)
Other income (expense), net:
Interest expense and amortization of long-term debt-related party	(167)	(554)	(1,373)	(1,615)
Loss on early extinguishment of debt	(621)	—	(621)	—
Interest and other income, net	2,562	1,084	6,862	1,866
Total other income (expense), net	1,774	530	4,868	251
Loss before income taxes	(26,034)	(31,958)	(96,736)	(90,990)
Income tax expense	(1,003)	—	(1,003)	—
Net loss	$(27,037)	$(31,958)	$(97,739)	$(90,990)
Net loss per share − basic and diluted	$(0.55)	$(0.65)	$(1.99)	$(1.86)
Weighted-average number of shares used in computed net loss per share − basic and diluted	49,212,126	48,921,928	49,103,351	48,827,503

Contacts:
Investors:
Courtney Solberg
Senior Manager, Investor Relations
CSolberg@c4therapeutics.com

Media:
Loraine Spreen
Senior Director, Corporate Communications & Patient Advocacy
LSpreen@c4therapeutics.com